Exhibit 99.1

JOSH HIRSBERG NAMED BOYD GAMING CHIEF FINANCIAL OFFICER

- Jeff Santoro Promoted to Senior Vice President and Treasurer -

LAS VEGAS, NV - DECEMBER 11, 2007 - Boyd Gaming Corporation (NYSE: BYD) today announced that Josh Hirsberg, a 17-year veteran of the gaming industry, will join the Company as Senior Vice President and Chief Financial Officer. Hirsberg will succeed Paul Chakmak, who was previously named Executive Vice President and Chief Operating Officer.

Hirsberg, 46, was most recently the Chief Financial Officer for EdgeStar Partners, a Las Vegas-based resort development concern. He previously held several senior-level finance positions in the gaming industry, including Vice President and Treasurer for Caesars Entertainment and Vice President, Strategic Planning and Investor Relations for Harrah's Entertainment.

Separately, Boyd Gaming announced the promotion of Jeff Santoro to Senior Vice President and Treasurer, reporting to Hirsberg. Santoro currently serves as the Company's Vice President and Controller.

Santoro, 45, joined the Company in 1997 as Director of Financial Reporting. He was appointed to Vice President and Controller in 2001. Santoro spent 10 years with Deloitte and Touche before joining Boyd Gaming.

Hirsberg and Santoro will assume their new positions on January 1, 2008.

Keith Smith, Boyd Gaming President and Chief Operating Officer, commented on the appointments, "I am very pleased to welcome these highly skilled executives to our senior management team. It was quite a challenge to find a CFO capable of filling Paul's role, but I believe we've found the ideal candidate in Josh, a talented financial leader who has extensive familiarity with our industry. I'm also confident we're placing the treasurer's role in good hands with Jeff Santoro. Over his 10-year tenure with Boyd Gaming, Jeff has proven himself a valuable member of our financial team, and he is more than ready to step into this expanded role."

About Boyd Gaming

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 17 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana, Louisiana and Florida. The Company is also developing Echelon, a world-class destination resort on the Las Vegas Strip, expected to open in the third quarter 2010. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

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